EXHIBIT 10.35
                               AMENDMENT OF LEASE


         THIS AMENDMENT OF LEASE ("Amendment") is made this 16th day of January, 1997 by and between Robert C. Schwebke, an individual and Mako Marine International, Inc., a Florida corporation, as Landlord and Tenant, respectively, under Amended Triple Net Lease dated April 18, 1995 (the "Lease") for the purpose of amending the Lease as provided herein. A legal description of the Property leased by Landlord to Tenant under the Lease is attached hereto as Exhibit A.

         Terms not otherwise defined herein shall have the same meaning as ascribed to them under the Lease.

         For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by Landlord and Tenant, it is agreed by the parties hereto that effective upon the acquisition by Tracker Marine, L.P. of 6.4 million shares of the common stock of Tenant from Tenant (expected to occur on or about January 17, 1997) (the "Acquisition"), the Lease is hereby amended as follows:

         1. Early Termination Option. Notwithstanding Section 2 or any other provision under the Lease, Tenant may, upon written notice to Landlord ("Early Termination Notice") given in accordance with Section 40 of the Lease on or before July 17, 1998, together with the payment of a lease termination fee in the amount of $330,000 (the "Lease Termination Fee"), terminate the Lease effective as of the close of business on the day immediately prior to the second anniversary of this Amendment, and upon the giving of such Early Termination Notice accompanied by the payment of the Lease Termination Fee, the Lease shall automatically, and without further action on the part of Landlord or Tenant, terminate on such date. If the Notice and Lease Termination Fee is not given and paid on or before July 17, 1998, the option of Tenant set forth in this Section 1 shall automatically terminate.

         2. Purchase Option. (a) From and after the date of this Amendment and though the close of business on the day immediately preceding the first anniversary of the date of this Amendment (the "Term"), Tenant shall have the right to purchase the entire interest of Landlord in the Property, at a purchase price of Five Million Dollars ($5,000,000) net to Landlord and on the other terms and conditions set for below (the "Option").

                  (b) Tenant shall exercise the Option by delivering written notice thereof (the "Notice") to Landlord at any time during the Term of the Option in accordance with Section 40 of the Lease. If Tenant exercises the Option, the closing of the purchase and sale of the Property will occur at a time and place specified in the Notice; provided, however, that such closing shall occur within 30 days of the giving of the Notice by Tenant and shall be within Dade County, Florida.



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                  (c) At  closing,  Landlord  shall  convey to Tenant by special warranty deed fee simple title to the Property, free and clear of all mortgages, liens and encumbrances of any kind, except for (i) liens for taxes not yet due and payable, and (ii) such easements, imperfections or irregularities which are minor in nature and will not, either individually or collectively, adversely affect the value of the Property or the use thereof (such permitted encumbrances specified in the foregoing clause (i) and (ii) being collectively called the "Permitted Encumbrances"). Moreover, Landlord shall execute and deliver all other customary closing documents reasonably requested by Tenant or the title company.

                  (d) At closing, Tenant shall pay the purchase price to Landlord by cashier's check, certified check or other readily available funds. Tenant shall also pay (i) all unpaid rent or other charges due and owing under the Lease, and (ii) all expenses and costs incurred in connection with the exercise of the Option, including, without limitation, title insurance premiums, transfer or stamp taxes, closing fees and recording fees. Landlord shall furnish to Tenant, at Tenant's expense, an ALTA Owner's Policy, dated as of the closing date, from a title company licensed to do business in Florida, with standard non-survey exceptions deleted showing Tenant as having good and marketable fee simple title in the Property, subject only to the Permitted Encumbrances, and, at the request of Tenant given at least 10 business days prior to closing, provide, at Tenant's expense, a survey of the Property as required to delete all standard survey exceptions from such Owner's Policy.

                  (e) Landlord shall not, without the prior written consent of Tenant, cause or permit any lien or encumbrance (other than current liens and encumbrances) to be created upon or attach to the Property or increase the amount of indebtedness secured by current mortgages against the Property until in either case the Option shall have expired without being exercised. Attached as Exhibit B hereto is a list of currently outstanding mortgages, liens and other encumbrances against the Property and, where applicable the currently outstanding indebtedness secured thereby.

         3. Notice of Acquisition. Tenant shall give Landlord prompt written notice (in accordance with Section 40 of the Lease) of the completion of the Acquisition, specifying the date thereof, which date shall constitute the commencement of this Amendment. If the Acquisition does not occur on or before February 28, 1997, then this Amendment shall not go into effect and shall automatically terminate.


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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed the day and year first above written.


                                               "LANDLORD"



                                               /s/ Robert C. Schwebke
     WITNESS                                   ROBERT C. SCHWEBKE



                                               "TENANT"

                                                MAKO MARINE INTERNATIONAL,
                                                INC., a Florida corporation


Attest:

                                                By:/s/ Douglas W. Baena

                                                Print Name: Douglas W. Baena
/s/ Hugh L. Russ, Jr.                           Title: President and Chief
Name: Hugh L. Russ, Jr.                                Executive Officer
Title: Vice President/Secretary



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                                   Exhibit A

                               Legal Description

Tracts A & B, RANSBURG PARK, according to the Plat thereof, as recorded in Plat Book 92, at Page 30, of the Public Records of Dade County, Florida.

and

All of Lot 5 and 6, of Block 3 and all of Lot 12, Block 2 of NORTH DADE COMMERCIAL PARK, according to the Plat thereof, as recorded in Plat Book 126, Page 29 of the Public Records of Dade County, Florida.


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                                   Exhibit B

                 SCHEDULE OF MORTGAGE PAYMENTS DUE BY LANDLORD

          Exhibit 1.  Barnett Bank Amortization Schedule*

          Exhibit 2.  The Prudential Amortization Schedule





*Notwithstanding that the amortization schedule is attached as Exhibit 1 lists amounts required to fully amortize the subject loan through July 1, 2006, Lessee acknowledges that the maturity date of the subject loan is June 30, 2000, as set forth in that certain Mortgage Spreader and First Modification to Note and Mortgage between Landlord and Barnett Bank of South Florida, N.A., of even date herewith.